Exhibit 99.1

     Alnylam Pharmaceuticals Reports First Quarter 2005 Financial Results;
                Advanced and Expanded RNAi Therapeutic Pipeline;
                  Continued to Build World-Leading IP Estate;
         Strengthened Development Capabilities with Strategic Alliances

     CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 11, 2005--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY) today reported its consolidated financial results for the quarter ended March 31, 2005 and company highlights.
     "We're off to a great start in 2005, as we've executed on numerous value-creating objectives across all areas of our business, further advancing our mission to build a leading product company founded on RNAi," said John Maraganore, Ph.D., President and Chief Executive Officer of Alnylam Pharmaceuticals. "We have advanced our promising RNAi therapeutic programs, expanded our pipeline to include new Direct RNAi therapeutics programs for respiratory disease and spinal cord injury, formed new strategic collaborations to enhance our development efforts, including an alliance with Medtronic in CNS diseases, and continued our leadership in and consolidation of key intellectual property in RNAi."

     Net Loss

     The net loss attributable to common stockholders according to accounting principles generally accepted in the U.S. (GAAP) for the quarter ended March 31, 2005 was $6.6 million, or $0.32 per share, as compared to $15.5 million, or $9.39 per share in the first quarter of 2004, which included $2.0 million of accretion of redeemable convertible preferred stock.

     Revenues

     Revenues in the first quarter of 2005 were $1.6 million, an increase from the $0.1 million reported in the quarter ended March 31, 2004. The increase in revenues is primarily the result of $1.2 million of cost reimbursement revenues related to Alnylam's June 2004 collaboration and license agreement with Merck and Co., Inc. (Merck) for the co-development of RNAi therapeutics for ocular diseases (Merck Ocular Collaboration). In addition, revenues increased in the first quarter of 2005 due to the amortization of $2.0 million of up-front payments and $1.0 million of maintenance payments received by Alnylam in 2003 and 2004, respectively, from Merck under the companies' September 2003 strategic alliance for the development of in vivo RNAi technology and RNAi therapeutics (Merck 2003 Collaboration), as well as the amortization of $3.0 million of up-front payments earned by Alnylam from Merck in June 2004 under the companies' Merck Ocular Collaboration. Alnylam has recorded these payments as deferred revenue and is amortizing the associated revenues over the estimated periods of performance under the agreements. The increase in revenues in the first quarter is also attributable, in part, to $0.2 million of revenues related to Alnylam's January 2005 InterfeRx(TM) licensing agreement with GeneCare Research Institute Co., Ltd. (GeneCare).

     Research and Development Expenses

     Research and development expenses were $5.4 million in the first quarter of 2005, including $0.2 million of non-cash stock-based compensation, as compared to $10.4 million in the first quarter of 2004, which included $1.7 million of non-cash stock-based compensation. The decrease in research and development expenses is primarily due to lower technology license costs as Alnylam recorded $5.0 million in technology license costs in the first quarter of 2004 as a result of Alnylam's March 2004 collaboration and license agreement with Isis Pharmaceuticals, Inc. (Isis), for which there were no comparable charges in the first quarter of 2005. In addition, the decrease in research and development expenses is also due to lower non-cash stock-based compensation, which was partially offset by higher facilities-related costs due to Alnylam's April 2004 expansion into new corporate headquarters and research facilities as well as research costs associated with Alnylam's Merck Ocular Collaboration and Alnylam's RSV program.

     General and Administrative Expenses

     General and administrative expenses were $3.0 million in the first quarter of 2005, including $0.3 million of non-cash stock-based compensation, as compared with $3.0 million in the first quarter of 2004, which included $0.5 million of non-cash stock-based compensation. Lower non-cash stock-based compensation and lower legal costs in the first quarter of 2005 were offset by higher costs associated with operating as a public company, as a result of Alnylam's initial public offering in May 2004. In addition, there were higher facilities-related costs due to Alnylam's April 2004 expansion into new corporate headquarters and research facilities.

     Cash and Marketable Securities

     At March 31, 2005, Alnylam had cash, cash equivalents and marketable securities of $38.3 million versus $46.0 million at December 31, 2004. The decrease in cash, cash equivalents and marketable securities in the first quarter of 2005 is primarily due to cash spending to fund Alnylam's operating activities as well as the payment of $2.0 million in January 2005 to Isis in connection with the March 2004 collaboration and license agreement.

     Equipment Line of Credit

     Through March 31, 2005, Alnylam has financed $7.8 million of its capital expenditures through its $10.0 million equipment line of credit with Lighthouse Capital Partners V, L.P. This agreement allows Alnylam to draw down the remaining $2.2 million under the line of credit through June 30, 2005. After June 30, 2005, the line of credit will be repaid over four years.

     Cash Guidance for 2005

     Alnylam continues to expect that its cash and marketable securities balance will be greater than $25 million at December 31, 2005.

     2005 YTD Corporate Highlights

     Advancing RNAi Therapeutics Towards the Clinic

     -- Rapid Progress with RSV Program. In January 2005, Alnylam announced its second therapeutic development program, which targets RSV infection, a major cause of respiratory disease in pediatric, elderly, and immune-compromised patient populations. In March 2005, the Company presented in vivo efficacy data for its lead RSV therapeutic candidate, ALN-RSV01, at the Annual Meeting of the American Academy of Allergy, Asthma and Immunology, demonstrating that by targeting a gene necessary for viral replication, ALN-RSV01 dramatically reduces viral infection in an animal model. The Company plans to advance this program into clinical trials in the first half of 2006.

     -- Advanced RNAi Therapeutics for Treatment of AMD. Under its Merck Ocular Collaboration, Alnylam is working to develop a best-in-class RNAi therapeutic targeting vascular endothelial growth factor (VEGF), the over-expression of which is linked to ocular neovascular diseases, including age-related macular degeneration (AMD) and diabetic retinopathy. Alnylam has selected and optimized its lead candidate for this program, ALN-VEG01, and is working to advance this compound into a Phase I clinical trial in the second half of 2005. In addition, Merck and Alnylam are working on two additional RNAi therapeutic targets as part of the Merck Ocular Collaboration.

     Expanding Pipeline of Direct RNAi(TM) Therapeutics

     -- Initiated Cystic Fibrosis Program. In March 2005, Alnylam formed a collaboration with the Cystic Fibrosis Foundation Therapeutics, Inc.
          (CFFT), the drug discovery and development affiliate of the Cystic Fibrosis Foundation, to explore the potential of Direct RNAi therapeutics for the treatment of cystic fibrosis (CF), a major genetic disease. The CFFT is expected to provide Alnylam with $1.5 million in up-front and milestone-driven funding for the discovery effort, along with access to critical research resources. Alnylam is working with the CFFT to develop an RNAi therapeutic to "rescue" the Cystic Fibrosis Transmembrane conductance Regulator (CFTR) protein, the gene that is defective in patients with CF.

     -- Initiated Spinal Cord Injury (SCI) Program with Merck. As part of its Merck 2003 Collaboration, Alnylam announced in January 2005 that it has initiated development of an RNAi therapeutic to treat SCI by silencing a target in the Nogo pathway. The Nogo pathway plays a key role in preventing regeneration of nerves after injury, particularly spinal cord injuries.

     Extended RNAi Scientific Leadership

     -- Additional Data for Systemic RNAi Therapeutics. Alnylam scientists continued to extend their recent findings on Systemic RNAi technology, published last year in the journal Nature. Alnylam scientists presented new data on therapeutic silencing of an endogenous gene using chemically modified short interfering RNAs (siRNAs), the molecules that mediate RNAi, at the Keystone Symposium on the "Diverse Roles of RNA in Gene Regulation" in January 2005. These new data demonstrated a dose-response and durable effect for Alnylam's chemically modified siRNAs specific for apolipoprotein B, and that these siRNAs exhibited a therapeutic effect in an animal model of hypercholesterolemia.

     -- Research on Immune Stimulation and siRNAs. In February 2005, Alnylam published data in Nature Medicine with collaborators at Ludwig Maximilian University Munich that identified specific immunostimulatory motifs in siRNAs. The identification of these motifs enables the design of siRNAs that avoid interferon induction, an important goal for achieving safe and effective RNAi therapeutics. These data will also help to decipher the biological mechanisms of gene silencing.

     New Strategic Alliances Strengthen Development Capabilities

     -- Medtronic Collaboration for Neurodegenerative Disorders. Alnylam formed a collaboration with Medtronic, Inc., which will provide Alnylam with access to leading medical device technology to enhance the Company's ability to deliver RNAi therapeutics for the treatment of major neurodegenerative disorders such as Parkinson's, Huntington's, and Alzheimer's disease. The collaboration will pursue development of novel drug-device combinations that incorporate RNAi therapeutics, with an initial focus on delivering candidate RNAi therapeutics to specific areas of the brain using novel implantable infusion systems.

     -- Dowpharma Manufacturing Agreement. Alnylam entered into a manufacturing agreement with Dowpharma(TM), a business unit of the Dow Chemical Company, for the manufacture and supply of siRNAs for use in clinical trials for Alnylam's lead development programs, ALN-VEG01 for AMD and ALN-RSV01 for the treatment of RSV infection.

     Significant Progress in Building and Leveraging Leading Intellectual Property (IP) Estate

     -- Obtained Significant Granted Claims for Alnylam-Owned Fundamental Patent in Europe. Alnylam announced today the grant of a new patent (EP Patent No. 1214945) from the European Patent Office stemming from a pioneering patent application in the RNAi field by Alnylam Europe AG founders, Roland Kreutzer and Stefan Limmer. The claims in the newly granted patent cover compositions, methods, and uses of siRNAs and derivatives with a length between 15 and 49 nucleotides. As they relate to synthetic RNAi therapeutics, these are very broad claims and cover RNAi therapeutics in the world's second largest pharmaceutical market.

     -- Granted InterfeRx Licenses. In January 2005, Alnylam granted an exclusive license through its InterfeRx licensing program to GeneCare, a Japanese biotechnology firm, to discover, develop, and commercialize RNAi therapeutics directed against two DNA helicase genes associated with cancer. More recently, Alnylam granted Benitec options for up to five InterfeRx licenses to discover, develop, and commercialize RNAi therapeutics against specific mutually agreed upon targets. Alnylam created the InterfeRx program to grant licenses under its IP to biotechnology and pharmaceutical companies wishing to pursue RNAi therapeutics against specific targets outside Alnylam's core strategic interests.

     -- Consolidation of Leading IP. Alnylam also made progress in its continued initiative to consolidate RNAi IP into the leading IP estate in RNAi therapeutics through its recent agreement with Benitec. Under this agreement, Alnylam received options to non-exclusively license Benitec-controlled IP in the field of synthetic siRNAs. In return, Alnylam will provide Benitec and its licensees options to non-exclusively license Alnylam-controlled IP in the field of expressed RNAi, which is RNAi mediated by DNA constructs introduced into cells.

     Conference Call Information

     Alnylam will host a conference call at 5:00 p.m. EDT on May 11, 2005 to discuss its first quarter 2005 financial results and recent corporate developments. The call may be accessed by dialing 800-701-0682 (domestic) or 617-213-8030 (international) five minutes prior to the start time, and providing the passcode 28432824.
     A replay of the call will be available from 6:30 p.m. EDT on May 11, 2005 until May 18, 2005. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 51159485. A live audio webcast of the call will also be available on the "Investors" section of the Company's website, http://www.alnylam.com. An archived webcast will be available on the Alnylam website approximately two hours after the event, and will be archived for 14 days thereafter.

     About Alnylam

     Alnylam is a biopharmaceutical company seeking to develop and commercialize novel therapeutics based on RNA interference, or RNAi. Growing from its foundation as the world's first company focused on RNAi therapeutics, the company's leadership in the field of RNAi is supported by its preeminent founders and advisors and its strengths in fundamental patents, technology, and know-how that underlie the commercialization of RNAi therapeutics. Alnylam is developing a pipeline of RNAi products using Direct RNAi(TM) to treat ocular, central nervous system, and respiratory diseases and Systemic RNAi(TM) to treat a broad range of diseases, including oncology, metabolic, and autoimmune diseases. The company's global headquarters are in Cambridge, Massachusetts. For additional information, please visit http://www.alnylam.com.

     Forward-Looking Statements

     Various statements in this release concerning our future expectations, plans, prospects and future operating results, such as expectations regarding the timing of the commencement of clinical trials and projections for the amount and sufficiency of cash and marketable securities, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales and distribution of our products; the successful development of products, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; obtaining, maintaining and protecting intellectual property utilized by our products; our dependence on collaborators; and our short operating history; as well as those risks more fully discussed in the "Certain Factors That May Affect Future Results" section of our Annual Report on Form 10-K for 2004, on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.


                     Alnylam Pharmaceuticals, Inc.
                    Selected Financial Information
            (In thousands, except share and per share data)

----------------------------------------------------------------------
                                             Three Months Three Months
                                                 Ended        Ended
Consolidated Statements of Operations           March 31,   March 31,
(Unaudited)                                       2005         2004
--------------------------------------------- ------------ -----------
Net Revenues                                 $      1,643 $       134
--------------------------------------------- ------------ -----------
Costs and Expenses
 Research and development (1)                       5,372      10,435
 General and administrative (1)                     2,952       3,031
--------------------------------------------- ------------ -----------
    Total operating costs and expenses              8,324      13,466
--------------------------------------------- ------------ -----------
    Loss from operations                           (6,681)    (13,332)
--------------------------------------------- ------------ -----------
Other Income (Expense)
 Interest income                                      264          37
 Interest expense                                    (225)       (208)
 Other expense (income), net                           42         (79)
--------------------------------------------- ------------ -----------
  Total other income (expense)                         81        (250)
--------------------------------------------- ------------ -----------
Net Loss                                           (6,600)    (13,582)
Accretion of redeemable convertible
 preferred stock                                        -      (1,962)
--------------------------------------------- ------------ -----------
Net loss Attributable to Common Stockholders $     (6,600)$   (15,544)
--------------------------------------------- ------------ -----------

Net Loss per Common Share
Net loss per common share (basic and diluted)$      (0.32)$     (9.39)
--------------------------------------------- ------------ -----------
Weighted average common shares used to
 compute basic and diluted
  net loss per common share                    20,434,896   1,655,168
--------------------------------------------- ------------ -----------
(1) Non-cash stock-based compensation expense
 included in these amounts are as follows:
   Research and development                  $        173 $     1,724
   General and administrative                         307         507
--------------------------------------------- ------------ -----------
        Total stock-based compensation       $        480 $     2,231
--------------------------------------------- ------------ -----------

                     Alnylam Pharmaceuticals, Inc.
                    Selected Financial Information
            (In thousands, except share and per share data)

----------------------------------------------------------------------
Condensed Consolidated Balance Sheets           March 31, December 31,
(Unaudited)                                       2005        2004
----------------------------------------------- ---------- -----------
Cash, cash equivalents and marketable
 securities                                    $   38,290 $    46,046
Collaboration receivable                            1,867         859
Prepaid expenses and other current assets           1,285       1,276
Property and equipment, net                        11,540      11,694
Long-term restricted cash                           2,313       2,313
Intangible and other assets                         3,772       3,919
----------------------------------------------- ---------- -----------
Total Assets                                   $   59,067 $    66,107
----------------------------------------------- ---------- -----------
Total current liabilities                      $    6,138 $     6,575
Deferred revenue                                    3,833       4,083
Note payable, net of current portion                6,478       6,411
Deferred rent                                       2,789       2,896
Total stockholders' equity                         39,829      46,142
----------------------------------------------- ---------- -----------
Total Liabilities and Shareholders' Equity     $   59,067 $    66,107
----------------------------------------------- ---------- -----------


     This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for 2004 which includes the audited financial statements for the year ended December 31, 2004.


     CONTACT: For Alnylam Pharmaceuticals, Inc.:
              Stern Investor Relations
              Laura Perry, 212-362-1200
              or
              Alnylam Pharmaceuticals, Inc.
              Patricia L. Allen, 617-551-8362